EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Third Quarter 2025 Results

EDINBURG, Va., Oct. 29, 2025 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or the “Company”) (Nasdaq: SHEN) announced third quarter 2025 financial and operating results.

Third Quarter 2025 Highlights

  Glo Fiber Expansion Markets revenue grew 41.1% compared to the third quarter of 2024 to $21.3 million due to a 41.3% increase in average subscribers.
  Total revenue grew 2.5% compared to the third quarter of 2024 to $89.8 million.
  Net loss from continuing operations was $9.4 million compared to $5.3 million in the third quarter of 2024.
  Adjusted EBITDA1 grew 11.8% compared to the third quarter of 2024 to $29.7 million.
  Adjusted EBITDA margin expanded from 30% in the third quarter 2024 to 33% in the third quarter 2025.

“We are pleased to see our business scaling with Adjusted EBITDA margin expansion from 27% in the second quarter of 2024, following our Horizon acquisition, to 33% in the third quarter of 2025,” said President and CEO, Ed McKay. “We also delivered another strong quarter for Glo Fiber with revenue and subscribers growing 41% over the same period in 2024 and passings increasing 21,000 sequentially from the second quarter of 2025 to over 400,000.”

Shentel’s third-quarter earnings conference call will be webcast at 4:30 p.m. ET on Wednesday, October 29, 2025. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Third Quarter 2025 Results Compared with Third Quarter 2024

  Residential & SMB - Glo Fiber Expansion Markets2 revenue grew $6.2 million, or 41.1%, driven by a 41.3% year-over-year growth in average data revenue generating units (“RGUs”). The Company constructed 20,000 Glo Fiber passings and added approximately 5,800 new Glo Fiber customers in the third quarter. In addition, the Company added approximately 1,500 passings and approximately 600 residential and 100 commercial customers as part of a $5 million acquisition of fiber to the home assets and operations that was completed on July 9, 2025. Total Glo Fiber passings and subscribers were 400,000 and approximately 83,000 as of September 30, 2025.
  Residential & SMB - Incumbent Broadband Markets3 passings grew 4,000 in the third quarter to a total of 248,000. The Company has now constructed over 19,600 new passings, or 89% of the planned passings in previously unserved areas, with funding partially provided by government grants. Broadband data RGUs grew slightly in the third quarter, driven by churn improvement and strong gross adds from the recently constructed new passings. Incumbent Broadband Markets revenue declined $1.6 million, primarily due to a 14.9% decline in video RGUs and to a lesser extent a 1.3% decline in data ARPU.
  Commercial Fiber revenue declined $1.1 million, primarily due to $0.9 million in non-cash deferred revenue adjustments for a carrier customer and $0.5 million in early termination fees earned in the prior year. Excluding these variances, Commercial Fiber revenue grew 2.3% over the prior period 2024.
  RLEC & Other revenue declined $1.3 million, primarily due to lower governmental support revenue and a 21.1% decline in DSL RGUs as customers migrated to recently constructed Shentel broadband data services.
  Cost of services decreased by $2.0 million, or 5.9%, primarily due to decreases in network payroll, rent and line costs as the Company realized synergy savings from the Horizon integration.
  Selling, general and administrative expense increased by $1.8 million, or 6.4%, primarily due to increases in advertising, stock-based compensation and property tax costs.
  Restructuring, integration and acquisition expense decreased by $1.4 million, or 82.5%. Restructuring, integration and acquisition expense in 2024 related primarily to costs incurred to effect the acquisition and integrate Horizon operations.
  Depreciation and amortization increased by $6.8 million, or 24.6%, primarily due to $3.1 million of new depreciation associated with assets placed in service for the Company’s Glo Fiber network expansion and a $3.2 million write-off of inventory assets which are no longer expected to be used.

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1 See “Non-GAAP Financial Measures” below for a reconciliation to the most comparable GAAP measure.
2 Glo Fiber Expansion Markets consists of fiber to the home (“FTTH”) passings in greenfield expansion markets.
3 Incumbent Broadband Markets consists of incumbent cable markets and incumbent telephone markets with FTTH passings.

Other Information

  Capital expenditures were $251.5 million for the nine months ended September 30, 2025 compared with $226.5 million for the nine months ended September 30, 2024. The $25.1 million increase in capital expenditures was primarily driven by government-subsidized network expansion projects in previously unserved areas of Incumbent Broadband Markets.
  The Company received $39.9 million and $11.1 million in government grant cash receipts during the nine months ended September 30, 2025 and 2024, respectively.
  As of September 30, 2025, the Company’s total available liquidity was $212.6 million, consisting of (i) cash and cash equivalents totaling $22.6 million; (ii) $117.9 million of availability under the Company’s revolving credit facility; and (iii) an aggregate of $72.1 million remaining reimbursements available under government grants, with reimbursements subject to fulfilling the terms of the underlying agreements. During the nine months ended September 30, 2025, the Company borrowed a total of $125.0 million under its term loans and revolver and had total indebtedness of $535.4 million as of September 30, 2025.

2025 Financial Outlook

The Company reiterates its 2025 financial guidance.

	Year Ending December 31, 2025		Year Ended December 31, 2024	% Change 2024 to 2025 Midpoint
	Guidance Range
(dollars in millions)	Low	High
Total Revenue	$352	$357	$328	8.1%
Adjusted EBITDA[1]	$113	$118	$95	21.6%
Capital Expenditures, net of government grant reimbursements	$260	$290	$300	(8.3)%

1 Further clarification and explanation of this non-GAAP measure can be found in the “Non-GAAP Financial Measures” section of this release below.

The 2025 financial guidance presented above does not reflect any assumptions regarding the potential impacts of the evolving tariff environment and disruption and uncertainty caused by a U.S. government shutdown, including uncertainty regarding the timing of federal funding and grant payments. The Company does not provide a reconciliation for Adjusted EBITDA forecasts (which represents a forecast of a non-GAAP financial measure) because it cannot predict the special items that could arise without unreasonable effort.

Earnings Call Webcast

Date: Wednesday, October 29, 2025
Time: 4:30 p.m. ET
Listen via Internet: https://investor.shentel.com/
For Analysts, please register to dial-in at this link.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art fiber optic and cable networks to residential and commercial customers in eight contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dedicated internet access, dark fiber leasing, and managed network services. The Company owns an extensive regional network with over 18,000 route miles of fiber. For more information, please visit www.shentel.com.

This release contains forward-looking statements and projections about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Reports on Form 10-Q. Those factors may include, among others, changes in overall economic conditions including rising inflation, changes in tariffs, new or changing regulatory requirements, disruption and uncertainty caused by a U.S. government shutdown, including uncertainty regarding the timing of federal funding and grant payments, changes in technologies, changes in competition, changing demand for our products and services, our ability to execute our business strategies, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:

Shenandoah Telecommunications Company
Lucas Binder
Vice President of Corporate Finance
540-984-4800
Lucas.Binder@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Residential & SMB - Incumbent Broadband Markets[1,3]	$41,935	$43,499	$128,131	$131,546
Residential & SMB - Glo Fiber Expansion Markets[2]	21,305	15,100	59,545	41,311
Commercial Fiber[3]	19,957	21,071	59,052	51,776
RLEC & Other	6,599	7,929	19,534	18,013
Service revenue and other	89,796	87,599	266,262	242,646
Operating expenses:
Cost of services exclusive of depreciation and amortization	32,384	34,415	98,038	94,941
Selling, general and administrative	29,791	28,006	90,526	86,223
Restructuring, integration and acquisition	293	1,673	1,009	13,616
Depreciation and amortization	34,492	27,681	99,053	70,703
Total operating expenses	96,960	91,775	288,626	265,483
Operating loss	(7,164)	(4,176)	(22,364)	(22,837)
Other (expense) income:
Interest expense	(6,789)	(3,668)	(17,684)	(11,740)
Other income, net	1,589	998	5,337	4,642
Loss from continuing operations before income taxes	(12,364)	(6,846)	(34,711)	(29,935)
Income tax benefit	(2,974)	(1,542)	(7,141)	(7,768)
Loss from continuing operations	(9,390)	(5,304)	(27,570)	(22,167)
Discontinued operations:
Income from discontinued operations, net of tax	—	41	—	1,923
Gain on the sale of discontinued operations, net of tax	—	—	—	216,805
Total income from discontinued operations, net of tax	—	41	—	218,728
Net (loss) income	(9,390)	(5,263)	(27,570)	196,561
Dividends on redeemable noncontrolling interest	1,523	1,638	4,492	1,638
Net (loss) income attributable to common shareholders	$(10,913)	$(6,901)	$(32,062)	$194,923

Net (loss) income per share attributable to common shareholders, basic and diluted:
Loss from continuing operations	$(0.20)	$(0.13)	$(0.58)	$(0.45)
Income from discontinued operations, net of tax	—	—	—	4.10
Net (loss) income per share	$(0.20)	$(0.13)	$(0.58)	$3.65

Weighted average shares outstanding	55,150	54,781	55,083	53,370

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1.	Revenue from residential and small and medium business (“SMB”) customers in Incumbent Broadband Markets is primarily earned through the Company’s provision of data, video and voice services over primarily hybrid fiber coaxial cable and to a lesser extent FTTH networks in incumbent markets.
2.	Revenue from residential and SMB customers in Glo Fiber Expansion Markets is primarily earned through the Company’s provision of data, video and voice services over FTTH networks in new greenfield expansion markets.
3.	Shentel updated the presentation of certain Residential & SMB - Incumbent Broadband Markets and Commercial Fiber revenues in the prior year to conform with changes in how management currently views these lines of business.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$22,621	$46,272
Accounts receivable, net of allowance for credit losses of $1,241 and $1,156, respectively	25,309	29,722
Income taxes receivable	3,308	1,244
Prepaid expenses and other	16,754	17,282
Total current assets	67,992	94,520
Investments	16,344	15,709
Property, plant and equipment, net	1,571,726	1,438,538
Goodwill and intangible assets, net	157,386	157,723
Operating lease right-of-use assets	18,948	19,548
Deferred charges and other assets	18,028	14,235
Total assets	$1,850,424	$1,740,273
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized loan fees	$10,084	$9,204
Accounts payable	76,870	57,820
Advanced billings and customer deposits	16,811	16,104
Accrued compensation	14,838	16,283
Current operating lease liabilities	2,851	3,060
Accrued liabilities and other	13,947	12,100
Total current liabilities	135,401	114,571
Long-term debt, less current maturities, net of unamortized loan fees	524,019	407,675
Other long-term liabilities:
Deferred income taxes	160,129	167,716
Benefit plan obligations	5,122	4,945
Non-current operating lease liabilities	9,890	10,794
Other liabilities	36,229	33,525
Total other long-term liabilities	211,370	216,980
Commitments and contingencies
Temporary equity:
Redeemable noncontrolling interest	86,956	82,464
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 54,898 and 54,605 issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Additional paid in capital	155,390	147,733
Retained earnings	736,935	768,997
Accumulated other comprehensive income, net of taxes	353	1,853
Total shareholders’ equity	892,678	918,583
Total liabilities, temporary equity and shareholders’ equity	$1,850,424	$1,740,273

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net (loss) income	$(27,570)	$196,561
Income from discontinued operations, net of tax	—	218,728
Loss from continuing operations	(27,570)	(22,167)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	97,611	69,632
Amortization of intangible assets	1,442	1,071
Stock-based compensation expense, net of amount capitalized	7,970	7,620
Deferred income taxes	(7,103)	(7,768)
Provision for credit losses	1,481	1,748
Other, net	(97)	903
Changes in assets and liabilities, net of effects of business acquisition:
Accounts receivable	2,234	(630)
Current income taxes	187	1,154
Operating lease assets and liabilities, net	(513)	(123)
Other assets	(3,176)	(3,045)
Accounts payable	1,462	(583)
Other deferrals and accruals	531	564
Net cash provided by operating activities - continuing operations	74,459	48,376
Net cash used in operating activities - discontinued operations	(2,251)	(6,405)
Net cash provided by operating activities	72,208	41,971

Cash flows from investing activities:
Capital expenditures	(251,546)	(226,452)
Government grants received	39,884	11,094
Proceeds from escrow related to business acquisition	6,471	—
Cash disbursed for acquisitions, net of cash acquired	(5,000)	(347,411)
Proceeds from sale of assets and other	276	1,846
Net cash used in investing activities - continuing operations	(209,915)	(560,923)
Net cash provided by investing activities - discontinued operations	—	305,827
Net cash used in investing activities	(209,915)	(255,096)

Cash flows from financing activities:
Proceeds from credit facility borrowings	125,000	50,000
Principal payments on long-term debt	(7,607)	(4,843)
Payments for debt issuance and amendment costs	(951)	(4,570)
Proceeds from the issuance of redeemable noncontrolling interest, net of financing fees paid	—	79,380
Taxes paid for equity award issuances	(1,035)	(1,671)
Payments for financing arrangements and other	(1,351)	(1,327)
Net cash provided by financing activities	114,056	116,969
Net decrease in cash and cash equivalents	(23,651)	(96,156)
Cash and cash equivalents, beginning of period	46,272	139,255
Cash and cash equivalents, end of period	$22,621	$43,099

Supplemental Disclosures of Cash Flow Information
Interest paid, net of amounts capitalized	$(16,272)	$(8,935)
Income taxes paid	$1,955	$(6,657)

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as (loss) income from continuing operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment expense, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of Loss from continuing operations, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Loss from continuing operations	$(9,390)	$(5,304)	$(27,570)	$(22,167)
Depreciation and amortization	34,492	27,681	99,053	70,703
Interest expense	6,789	3,668	17,684	11,740
Other income, net	(1,589)	(998)	(5,337)	(4,642)
Income tax benefit	(2,974)	(1,542)	(7,141)	(7,768)
Stock-based compensation	2,066	1,384	7,970	7,620
Restructuring, integration and acquisition	293	1,673	1,009	13,616
Adjusted EBITDA	$29,687	$26,562	$85,668	$69,102

Adjusted EBITDA margin	33%	30%	32%	28%

Supplemental Information

In the below table, Shentel updated the presentation of certain Residential & SMB - Incumbent Broadband Markets and Commercial Fiber revenues in the prior year to conform with changes in how management views these lines of business.

Operating Statistics

	Three Months Ended September 30,
	2025	2024
Homes and businesses passed (1)
Incumbent Broadband Markets	248,002	234,366
Glo Fiber Expansion Markets	400,323	319,511
Total homes and businesses passed	648,325	553,877

Residential & Small and Medium Business ("SMB") Revenue Generating Units ("RGUs"):
Incumbent Broadband Markets	111,900	111,320
Glo Fiber Expansion Markets	82,662	59,266
Broadband Data	194,562	170,586
Video	36,601	41,192
Voice	26,477	25,150
Total Residential & SMB RGUs (excludes RLEC)	257,640	236,928

Residential & SMB Penetration (2)
Incumbent Broadband Markets	45.1%	47.5%
Glo Fiber Expansion Markets	20.6%	18.5%
Broadband Data	30.0%	30.8%
Video	5.6%	7.4%
Voice	4.4%	4.7%

Fiber route miles	18,077	16,357
Total fiber miles (3)	1,957,272	1,825,122

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(1)	Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2)	Penetration is calculated by dividing the number of users by the number of passings or available homes, as appropriate.
(3)	Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Residential & SMB ARPU
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Residential & SMB Revenue:
Incumbent Broadband Markets	27,635	27,834	83,360	83,276
Glo Fiber Expansion Markets	18,325	12,980	51,009	35,014
Broadband Data	$45,960	$40,814	$134,369	$118,290
Video	13,947	14,495	42,901	43,768
Voice	2,573	2,594	7,689	7,706
Other	760	696	2,717	3,093
Total Residential & SMB Revenue	$63,240	$58,599	$187,676	$172,857

Average RGUs:
Incumbent Broadband Markets	111,865	111,224	111,724	110,722
Glo Fiber Expansion Markets	79,530	56,290	73,637	50,447
Broadband Data	191,395	167,514	185,361	161,169
Video	37,080	41,630	38,137	41,789
Voice	26,292	24,985	26,077	24,768

ARPU: (1)
Incumbent Broadband Markets	$82.34	$83.42	$82.90	$83.57
Glo Fiber Expansion Markets	$76.81	$76.87	$76.97	$77.12
Broadband Data	$80.03	$81.22	$80.55	$81.55
Video	$125.38	$116.07	$124.99	$116.37
Voice	$32.62	$34.61	$32.76	$34.57

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(1)	Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Shentel updated the presentation of certain revenues in the prior year to conform with changes in how management views these lines of business. This reclassification also resulted in updated ARPU values for the prior period.